EXHIBIT 16.1

[Arnett and Foster Letterhead]

November 16, 2007

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549

Re: Massey Energy Company's Coal Company Salary Deferral and Profit Sharing Plan; Commission File No. 1-7775

Commissioners:

We have read Item 4.01 of Form 8-K dated November 16, 2007, of Massey Energy Company's Coal Company Salary Deferral and Profit Sharing Plan and are in agreement with the statements contained in the first, second and third paragraphs in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

ARNETT & FOSTER, P.L.L.C.
/s/ Arnett & Foster, P.L.L.C.